Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Declares Annual Cash Dividend

PORTLAND, Ore.—November 5, 2007—The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today declared an annual cash dividend of $0.72 per share, payable December 7, 2007, to shareholders of record on November 16, 2007.

“We continue to generate sustained growth and strong performance,” said Eric E. Parsons, chairman, president and chief executive officer. “We are pleased to provide additional returns to shareholders with this increase in our annual dividend.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard—Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, StanCorp Trust Company and StanCorp Mortgage Investors—is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.6 million customers nationwide as of September 30, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2006 annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Jodi Jordan

(971) 321-7405

E-mail: jjordan@standard.com